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Exhibit 3.a - Articles of Incorporation

                            ARTICLE OF INCORPORATION

                                       OF

                           SECURITY BANC CORPORATION

        The undersigned incorporators, acting as the incorporators of Security Banc Corporation under the Ohio General Corporation Laws (ORC 1701.01-.99), hereby adopt the following Articles of Incorporation for such corporation:

                                   ARTICLE I

        The name of the corporation is Security Banc Corporation.

                                   ARTICLE II

        The place in the State of Ohio where the principal office of the corporation is to be located is in the City of Springfield, County of Clark.

                                  ARTICLE III

        The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under the Ohio General Corporation Laws (ORC Sections 1701.01 et seq.), and to carry on the business of a holding company under all applicable laws.

                                   ARTICLE IV

        The aggregate number of common shares which the corporation shall have the authority to issue is eleven million (11,000,000) shares each of Three Dollars and One-Eighth Cents ($3.125) par value.

        The corporation, through its Board of Directors, shall have the power to purchase, hold, sell, and transfer the shares of its own capital stock provided that it does not use its funds or property for the purchase of its own shares of capital stock when such use will cause any


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impairment of its capital, except when otherwise permitted by law, and provided further that shares of its own capital stock belonging to it are not voted upon directly or indirectly.

                                    ARTICLE V

         The amount of stated capital with which the corporation will commence business is at least Five Hundred Dollars ($500.00).

                                   ARTICLE VI

         The Board of Directors of the corporation is hereby authorized to determine whether any and, if any, what parts of its surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders, and without action by the shareholders, to use and apply such surplus or any part thereof at any time or from time to time in the purchase or acquisition of shares of any class, voting trust certificates for shares, bonds, debentures, notes, script, warrants, obligations, evidences of indebtedness of the corporation or other securities of the corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors of the corporation shall deem expedient to the extent not prohibited by law.

                                   ARTICLE VII

         The name and address of the incorporator of Security Banc Corporation is:

                               James M. Gorman
                               Gorman, Veskauf & Henson
                               Attorneys-at-Law
                               First National Bank Building
                               Springfield, OH  45501
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                                  ARTICLE VIII

         The corporation shall have the power to indemnify its present and past directors, officers, employees and agents, and such other persons as it shall have the powers to indemnify, to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code.

         The corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed in the preceding paragraph.

                                   ARTICLE IX

         The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an Executive Committee which committee shall have and may exercise, to the extent provided by law, all of the authority of the Board of Directors in the management of the corporation.

                                    ARTICLE X

         Each shareholder shall be entitled to one vote for each share of stock standing in his name on the books of the corporation. The right of every shareholder to vote cumulatively in the election of Directors is hereby eliminated.

                                   ARTICLE XI

         Any merger, consolidation or acquisition of this corporation by another corporation without this corporation's Board of Directors' approval, shall require the affirmative approval of the holders of 80 percent of the issued and outstanding common shares of stock of the corporation and 80 percent of the issued and outstanding preferred shares or other class of shares, regardless of limitations or restrictions on the voting power thereof, entitled to vote at a meeting duly called for such purpose.
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         IN WITNESS WHEREOF, I have hereunto set my hand this 11th day of
December, 1984.


                                         /s/ James M. Gorman
                                         ---------------------------------------
                                              James M. Gorman, Incorporator

         I, being a Notary Public of the County of Clark, City of Springfield, State of Ohio, whose commission expires March 20, 1996, do hereby attest and affirm that the above-named persons have appeared before me and have signed above in my presence.


                                         /s/ Norman Filburn
                                         ---------------------------------------
                                             (Signature of Notary Public)
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                          ORIGINAL APPOINTMENT OF AGENT

         The undersigned, being the sole incorporator of Security Banc Corporation, hereby appoints Harry O. Egger (a natural person resident in the County of Clark, State of Ohio), upon whom any process, notice or demand required or permitted by statute to be served upon the corporation may be served. His complete address is 40 South Limestone Street, Springfield, Clark County, Ohio 45501.




                                         /s/  James M. Gorman
                                         ---------------------------------------
                                              James M. Gorman, Incorporator


Security Banc Corporation                ---------------------------------------
(Name of Corporation)                         Springfield, Ohio
                                              December 11, 1984


         Gentlemen: I hereby accept appointment as agent of your corporation upon whom process, notices or demand may be served.

                                         /s/  Harry O. Egger
                                         ---------------------------------------
                                             (Signature of Agent)